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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                    FOR INFORMATION CONTACT
                                                         KURT DAVIS
                                                         303-672-8830


                   CORAM REPORTS CONFIRMATION HEARING OUTCOME

DENVER - DECEMBER 24, 2001 - Coram Healthcare Corporation (OTCBB:CRHEQ) and Coram, Inc., collectively referred to as Coram or the Company, today reported that Judge Mary Walrath of the U.S. Bankruptcy Court for the District of Delaware on December 21 denied confirmation of their Second Joint Plan of Reorganization in their ongoing Chapter 11 cases.

Judge Walrath concluded that a disclosed, ongoing business relationship between Coram's President, Chairman and CEO and one of the Company's lenders constituted a continuing conflict of interest that precluded the necessary finding that the plan was proposed in good faith.

The Company is evaluating appropriate "next steps," and while there can be no assurances, it believes that a fair and equitable resolution of the bankruptcy can be achieved.

Coram's Second Joint Plan of Reorganization was based on the recommendations of former New York City Comptroller and bankruptcy expert Harrison J. Goldin. His firm, Goldin Associates, LLC (Goldin), including Goldin's outside legal counsel, was retained as an independent restructuring advisor by the Special Committee with the Court's approval. Following several months of investigation of the conflict, Goldin reported among other findings that Coram's CEO had "worked diligently and effectively to stabilize Coram's operations and improve its financial performance, a goal shared by the Noteholders and the Stockholders." Mr. Goldin also testified at the Confirmation Hearing that he believed the Second Joint Plan was submitted in good faith.

Coram filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on August 8, 2000 with the support of the lenders holding Coram, Inc.'s principal debt. The Company's operating subsidiaries have continued to maintain normal patient services and business operations, paying trade creditors currently throughout the process.

Denver-based Coram Healthcare, through its subsidiaries, including all branch offices, is a national leader in providing specialty infusion therapies and support for clinical trials, medical product development and medical informatics.

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